Exhibit 5.1

NORTHWEST		Suite 704, 595 Howe Street P.O. Box 35 Vancouver, British Columbia Canada V6C 2T5 Telephone: (604) 687-5792
LAW GROUP
Stephen F.X. O’Neill*† Alan H. Finlayson Charles C. Hethey*∆	Michael F. Provenzano Christian I. Cu*†◊ Brian S.R. O’Neill*†◊
Northwest Law Group is an association of independent lawyers and law corporations.

File #0487
August 20, 2012

VENZA GOLD CORP.
Suite 610, 1100 Melville Street
Vancouver, BC  V6E 4A6

Dear Sirs/Mesdames:

RE:         VENZA GOLD CORP. (the "Company")
-	Registration Statement on Form S-1, as amended
-	File No. 333-182059

We have acted as counsel for the Company, in connection with the preparation of the Company’s Registration Statement on Form S-1 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offering of 6,443,328 common shares of the Company (the "Shares"), of which up to 1,500,000 Shares will be sold directly by the Company and up to 4,943,328 Shares will be sold by the selling shareholders named in the Registration Statement (the "Selling Shareholders").

In rendering the opinions set forth below, we have reviewed: (a) the Registration Statement; (b) the Company's Certificate of Continuation; (c) the Company's Notice of Articles; (d) the Company’s Articles; (e) certain records of the Company's corporate proceedings; and (f) such corporate and other documents, records, papers and certificates as we have deemed necessary for the purposes of rendering the opinions expressed herein.

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

(i)	Our opinions are limited to the laws of the Province of British Columbia and the federal laws of the Canada applicable thereto; and

(ii)
We have assumed (a) the genuineness of all signatures on documents examined by us, (b) the legal capacity of the officers and directors of the Company, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (e) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

* Practising through O’Neill Law Corporation	◊ Also of the Nevada State Bar
∆ Also of the New York State Bar	† Also of the Washington State Bar

NORTHWEST LAW GROUP
August 20, 2012

Based upon the foregoing, we are of the opinion that (1) the Shares to be sold and issued by the Company have been duly authorized and, when such Shares are issued and paid for in the manner provided for in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable common shares in the capital of the Company, and (2) the Shares to be sold by the Selling Shareholders have been duly authorized and are validly issued, fully paid and non-assessable common shares in the capital of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

/s/ O’Neill Law Corporation

O'NEILL LAW CORPORATION*

* O’Neill Law Corporation is a member of Northwest Law Group

CCH/dml